Exhibit 21.1

Subsidiaries of Oplink Communications, Inc.

Subsidiaries of Registrant	Jurisdiction of Incorporation	Subsidiary’s Business Name

Shanghai Oplink Communications, Inc.	Shanghai, China	Shanghai Oplink
Communications, Inc.

Zhuhai FTZ Oplink Communications, Inc.	Zhuhai, China	Zhuhai FTZ Oplink
Communications, Inc.

Zhuhai FTZ Oplink Optical Communications, Inc.	Zhuhai, China	Zhuhai FTZ Oplink Optical
(formerly Zhuhai Oplink Communicaitons, Inc.,		Communications, Inc.
located in Zhuhai, China)

Oplink Macau Commercial Services Company	Macau, China	Oplink Macau Commercial
Limited		Services Company Limited

Accumux Technologies, Inc.	California, US	Accumux Technologies, Inc.

Cayman Oplink Communications, Inc.	Cayman Islands, B.W.I.	Cayman Oplink Communications, Inc.
PO Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman, Cayman Islands

King Galaxy International Limited	British Virgin Islands	King Galaxy International Limited
Commonwealth Trust Limited
P.O. Box 3321
Road Town, Tortola, British Virgin Islands.

F3 Inc.	Taiwan, China	F3 Inc.

Taiwan Oplink Communications, Inc.	Taiwan, China	Taiwan Oplink Communications, Inc.